Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW SOURCE ENERGY PARTNERS REPORTS FIRST QUARTER 2013 RESULTS

OKLAHOMA CITY, May 15, 2013 – New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the quarter ended March 31, 2013. Results of operations for the three-month period ending March 31, 2013 include the relevant results of the Partnership’s predecessor, New Source Energy Corporation, through February 13, 2013, at which time the Partnership commenced operations. This earnings release focuses on the period after the Partnership’s initial public offering, beginning February 13, 2013, and ending March 31, 2013. A reconciliation of the full first quarter results can be found in the attached tables.

First Quarter 2013 Highlights

•

Average net daily production for the three-month period ending March 31, 2013 was 3,141 Boe/d; including additional producing properties acquired by the Partnership on March 29, 2013 as previously announced, average daily production rates for the last three days of the quarter ended the quarter at a run rate of 3,764 Boe/d.

•	Average net daily oil production for the three-month period ending March 31, 2013 was 145 Bbl/d.

•	Production costs for the quarter ended March 31, 2013 were $8.65 per Boe.

First Quarter Results

Adjusted EBITDA was $2.8 million for the period beginning February 13, 2013 through March 31, 2013. Net loss allocable to common units was $6.7 million for the period beginning February 13, 2013 through March 31, 2013, or a loss of $0.99 per basic limited partner common unit. The net loss is primarily due to $7.7 million of equity based compensation and derivatives losses of $5.3 million recorded during the first quarter of 2013 partially offset by the income tax benefit associated with a change in tax status of $12.1 million.

Distributable Cash Flow, after taking into account preliminary purchase price adjustments for our acquisition completed on March 29, 2013, was $3.0 million for the period beginning February 13, 2013 through March 31, 2013. Revenues for the period beginning February 13, 2013 through March 31, 2013 totaled $4.8 million, while expenses from oil and natural gas operations were approximately $1.3 million including taxes.

Total crude oil production was 13,074 Bbls, natural gas production was 541,105 Mcf, and natural gas liquids production was 179,466 Bbls for the first quarter ended March 31, 2013. Production costs were $8.65 Per Boe for the first quarter ended March 31, 2013. The coverage ratio for the first quarter ended March 31, 2013, which is the ratio of Distributable Cash Flow to cash distributions with respect to the fiscal quarter, was 1.2x.

“We are pleased with the successful launch of our IPO, and the progress we’ve made in the few short months we’ve been public,” said Kristian Kos, President and Chief Executive Officer of New Source. “We continue to raise production while keeping costs low, and are on target to reach our guidance for the second quarter. We look forward to growing this company and increasing our distributions for our unit holders in the second and third quarters.”

2013 Guidance Highlights

The second quarter 2013 guidance included below is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. The Partnership’s second quarter 2013 guidance for production levels is based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

New Source is reiterating guidance of

•	Second quarter production in a range of 3,900 Boe/d to 4,100 Boe/d

•	Second quarter maintenance capital expenditures of $2.6 million

•	Recommendation to increase second quarter distribution to $0.55 per unit, and third quarter distribution to $.575 per unit, or $2.30 per year on an annualized basis, for all outstanding units

Cash Distributions

The Board of Directors declared a prorated cash distribution for the first quarter of 2013 of $0.27417 per unit. This distribution is the first declared by the Partnership and corresponds to the minimum quarterly distribution of $0.525 per unit, or $2.10 on an annualized basis, pro-rated from the February 13, 2013 closing of the Partnership’s initial public offering through March 31, 2013. The distribution will be paid on May 15, 2013 to all unitholders of record on May 1, 2013.

Management has recommended to the Board of Directors of the general partner to increase the second quarter 2013 distribution to $0.55 per unit, or $2.20 per year on an annualized basis, for all outstanding units and the third quarter 2013 distribution to $0.575 per unit, or $2.30 per year on an annualized basis, for all outstanding units.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss New Source’s first quarter 2013 results. Hosting the call will be Kristian B. Kos, President and Chief Executive Officer, and Richard D. Finley, Treasurer and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 414000. The replay will be available until May 22, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto New Source’s website at www.newsource.com in the Investors– Events section. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Use of Non-GAAP Financial Measures

New Source reports its financial results in accordance with generally accepted accounting principles in the United States, or GAAP. New Source also presents the non-GAAP financial measure of Adjusted EBITDA. New Source defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, accretion expense, non-cash compensation expense and unrealized derivative gains and losses.

New Source believes that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our results of operations. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is included in this release. Adjusted EBITDA should not be considered as an alternative to the most directly comparable GAAP financial measure, because it excludes some but not all items that affect the most directly comparable GAAP financial measure, net income. You should not consider Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, New Source’s definition may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

New Source Energy Partners L.P. - Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com

New Source Energy Partners L.P.

Consolidated Statement of Operations

(Unaudited in thousands)

	Period from January 1, 2013 through February 12, 2013	Period from February 13, 2013 through March 31, 2013	Three months ended March 31, 2013
REVENUES AND OTHER OPERATING INCOME:
Oil sales	561	637	1,198
Natural gas sales	841	966	1,807
Natural gas liquids sales	3,143	3,212	6,355

Total revenues and other operating income	4,545	4,815	9,360

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	1,331	1,116	2,447
Oil and natural gas production taxes	741	212	953
General and administrative	1,095	7,759	8,854
Depreciation and amortization	1,621	1,574	3,195
Accretion expense	14	15	29

Total operating costs and expenses	4,802	10,676	15,478

Operating income	(257)	(5,861)	(6,118)

OTHER INCOME (EXPENSE):
Interest expense	(1,841)	(238)	(2,079)
Realized and unrealized gains (losses) from derivatives	(4,725)	(601)	(5,326)

Income before income taxes	(6,823)	(6,700)	(13,523)

Income tax expense (benefit)	(12,126)	—	(12,126)

NET INCOME (LOSS)	5,303	(6,700)	(1,397)

New Source Energy Partners L.P.

Reconciliation of net income (loss) to Adjusted EBITDA

(Unaudited in thousands)

	Period from January 1, 2013 through February 12, 2013	Period from February 13, 2013 through March 31, 2013	Three months ended March 31, 2013
NET INCOME (LOSS)	5,303	(6,700)	(1,397)

Adjustments to reconcile net income (loss) to Adjusted EBITDA
Depreciation and amortization	1,621	1,574	3,195
Accretion expense	14	15	29
Interest expense	1,841	238	2,079
Unrealized gains from derivatives	4,752	316	5,068
Income tax benefit	(12,126)	—	(12,126)
Equity based comp	388	7,350	7,738

Earnings before interest taxes and depreciation	1,793	2,793	4,586

New Source Energy Partners L.P.

Balance Sheet

(Unaudited in thousands)

	March 31, 2013	December 31, 2012
ASSETS

Current assets:
Cash	3,831	—
Oil and natural gas sales receivables	3,730	5,590
Oil and natural gas sales receivables - related party	1,628	42
Other receivables	—	31
Derivative assets	76	25

Total current assets	9,264	5,688

Oil and natural gas properties, at cost, using full cost method:
Oil and natural gas properties	232,813	202,795
Prepaid drilling and completion costs	379	1,000
Accumulated depreciation and amortization	(115,567)	(112,372)

Total oil and natural gas properties, net	117,625	91,423

LOAN FEES, NET	1,577	1,508
DEFERRED OFFERING COSTS	—	1,315
DERIVATIVE ASSETS	659	—

Total assets	129,125	99,934

LIABILITIES, PARTNERS CAPITAL AND PARENT NET INVESTMENT

Current liabilities:
Accounts payable	298
Accounts payable - related parties	2,603	1,564
Accrued interest payable	105	259
Current income taxes payable		103
Derivative obligations	3,050	47

Total current liabilities	6,056	1,972

LONG-TERM RELATED PARTY PAYABLES	312	345
LONG-TERM DEBT	40,000	68,000
DERIVATIVE OBLIGATIONS	1,585	107
ASSET RETIREMENT OBLIGATION	2,874	1,510
DEFFERED INCOME TAX LIABILITY		12,024
COMMITMENTS AND CONTINGENCIES

Partners Capital (all unit classes)	78,298
Parent Net Investment		15,975

	78,298	15,975

Total liabilities, partners capital and parent net investment	129,125	99,934